Exhibit 99.1

BGC Partners Updates Its Outlook for the Second Quarter of 2016

NEW YORK, NY – June 29, 2016 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or the “Company”), a leading global brokerage company servicing the financial and real estate markets, today announced that it expects its quarterly distributable earnings results for the second quarter of 2016 to be around the mid-point of the range of its previously stated guidance.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Grubb Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Landauer Valuation & Advisory, and Excess Space. Under these names, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are

“forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

Media Contact:
Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987